UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 21, 2018

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

 (Address of principal executive offices and zip code)

650-244-4990

(Registrant's telephone number including area code)

 (Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Loan Restructure

On March 21, 2018, Titan Pharmaceuticals, Inc. (the “Company” or “Titan”) entered into an Amended and Restated Venture Loan and Security Agreement (the “Restated Loan Agreement”) with Horizon Technology Finance Corporation (“Horizon”) and L. Molteni & C. Dei Frattelli Alitti Società Di Esercizio S.P.A. (“Molteni”) pursuant to which Horizon assigned $2,400,000 of the $4,000,000 outstanding principal balance of the loan to Molteni and Molteni was appointed collateral agent and assumed majority and administrative control of the debt. Under the Restated Loan Agreement, the interest only payment and forbearance periods were extended to December 31, 2019. In addition, Molteni has the right to convert its portion of the debt into shares of the Company’s common stock at a conversion price of $1.20 per share and is required to effect this conversion of debt to equity if Titan completes an equity financing resulting in gross proceeds of at least $10,000,000 at a price per share of common stock in excess of $1.20 and repays the $1,600,000 principal balance of Horizon’s loan amount.

In connection with the Restated Loan Agreement, the Company issued Horizon seven-year warrants to purchase 40,000 shares of its common stock at an exercise price of $1.20 per share.

Asset Purchase, Supply and Support Agreement

On March 21, 2018, Titan and Molteni entered into an Asset Purchase, Supply and Support Agreement (the “Purchase Agreement”) pursuant to which Molteni acquired the European intellectual property related to Probuphine, including the Marketing Authorization Application (“MAA”) under review by the European Medicines Agency (“EMA”), and will have the exclusive right to commercialize the Titan supplied Probuphine product in Europe, as well as certain countries of the Commonwealth of Independent States, the Middle East and North Africa (the “Molteni Territory”). The Purchase Agreement supersedes the previously executed term sheet that contemplated a license arrangement with respect to the intellectual property Titan has now sold to Molteni.

Titan received an initial payment of €2.0 million ($2,448,000) for the purchased assets and will receive the following additional potential payments totaling up to €4.5 million (approximately ($5,500,000) upon the achievement of certain regulatory and product label milestones, including: (i) a €1.0 million milestone payment upon the issuance by the EMA of the MAA and (ii) an aggregate of € 2.0 million of milestone payments upon approval of the product reimbursement price in certain key countries, provided that the payments in (i) and (ii) are subject to a 50% reduction if the EMA marketing authorization is not received on or prior to September 30, 2019 and shall not be payable in the event such authorization is not received on or prior to March 31, 2020. Additionally, Titan is entitled to receive earn-out payments for up to 15 years on net sales of Probuphine in the Molteni Territory ranging in percentage from the low-teens to the mid-twenties.

The Agreement provides that Titan will supply Molteni with semi-finished product (i.e., the implant and the applicator) on an exclusive basis at a fixed price through December 31, 2019, with subsequent price increases not to exceed annual cost increases to Titan under its current manufacturing agreement and for the purchase of the active pharmaceutical ingredient.

Molteni will be prohibited from marketing a Competitor Product (as defined in the Agreement) in the Territory for the five year period following approval of the MAA. Thereafter, Molteni will be required to pay Titan a low single digit royalty on net sales by Molteni of any Competitor Product.

Rights Agreement

In consideration of Molteni’s entry into the Restated Loan Agreement and the Purchase Agreement, on March 21, 2018, the Company and Molteni entered into a Rights Agreement (the “Rights Agreement”) pursuant to which the Company agreed to (i) issue Molteni seven-year warrants to purchase 540,000 shares of the Company’s common stock at an exercise price of $1.20 per share, (ii) provide Molteni customary demand and piggy-back registration rights with respect to the shares of common stock issuable upon conversion of its loan and exercise of its warrants, (iii) appoint one member of the Company’s board of directors and (iv) provide board observer rights to Molteni if it has not designated a board nominee as well as certain information rights. The board designation, observer and information rights will terminate at such time as Molteni ceases to beneficially own at least one percent of the Company’s outstanding capital stock (inclusive of the shares issuable upon conversion of its note and exercise of its warrants).

General

The foregoing summary descriptions of certain terms of the Restated Loan Agreement, the Purchase Agreement, the Rights Agreement and the form of warrants do not purport to be complete, and are qualified in their entirety by reference to the full text of such documents and the press release issued in connection therewith e attached hereto as Exhibits 10.1, 10.2, 10.3, 4.1 and 99.1, respectively, which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 “Loan Restructure” relating to the creation of a direct financial obligation of the Company is hereby incorporated by reference into this Item 2.03 of this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Warrants
10.1	Amended and Restated Venture Loan and Security Agreement dated March 21, 2018
10.2	Asset Purchase, Supply and Support Agreement dated March 21, 2018±
10.3	Rights Agreement dated March 21, 2018
99.1	Press Release, dated March 21, 2018

± Confidential treatment has been requested with respect to portions of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

	By:	/s/ Sunil Bhonsle
	Name:	Sunil Bhonsle
	Title:	Chief Executive Officer and President

Dated: March 26, 2018